Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in EPAM Systems, Inc.’s Registration Statement No. 333-179409 on Form S-8 of our report dated March 30, 2012 relating to the audited consolidated financial statements of EPAM Systems, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of EPAM Systems, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, PA

March 30, 2012